Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Cardtronics, LP, a Delaware limited partnership (the “Company”), and Tres Thompson (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:
ARTICLE I
DEFINITIONS
In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
1.1 “Cause” shall mean a determination by the Company that Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company or any of its affiliates, (c) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (d) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, (e) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is materially injurious to any such entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
1.2 “Code” shall mean the Internal Revenue Code of 1996, as amended.
1.3 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Employee’s employment with the Company, subject to adjustment as provided in Section 3.3.
1.4 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Employee’s employment and the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

1.5 “Section 409A Payment Date” shall mean the earlier of (a) the date of Employee’s death or (b) the date that is six months after the date of termination of Employee’s employment with the Company.
ARTICLE II
EMPLOYMENT AND DUTIES
2.1 Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of June 5, 2008 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.
2.2 Positions. From and after the Effective Date, the Company shall employ Employee in the position of Chief Accounting Officer of the Company or in such other position or positions as the parties mutually may agree, and Employee shall report to the Chief Financial Officer of the Company.
2.3 Duties and Services. Employee agrees to serve in the position(s) referred to in Section 2.2 hereof and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.
2.4 Other Interests. Employee agrees, during the period of Employee’s employment by the Company, to devote substantially all of Employee’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s passive personal investments and (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Employee’s performance of Employee’s duties hereunder.
2.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT
3.1 Term. Subject to the remaining terms of this Article III, this Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year-to-year basis (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Company or Employee elects not to renew this Agreement for a Renewal Term, the Company or Employee must give a Notice of Termination to the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other with a Notice of Termination pursuant to this Section 3.1, no further automatic extensions will occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable.
3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Employee’s employment under this Agreement at any time for any of the following reasons by providing Employee with a Notice of Termination:
(a) upon Employee being unable to perform Employee’s duties or fulfill Employee’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company; or
(b) Employee’s death; or
(c) for Cause; or
(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.
3.3 Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Employee shall have the right to terminate Employee’s employment under this Agreement for any reason whatsoever or for no reason at all, in the sole discretion of Employee, by providing the Company with a Notice of Termination. In the case of a termination of employment by Employee pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).
3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the board of directors of the Company (if applicable) and any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
ARTICLE IV
COMPENSATION AND BENEFITS
4.1 Base Salary. During the term of this Agreement, Employee shall receive a minimum, annualized base salary of $200,170 (the “Base Salary”). Employee’s annualized base salary shall be reviewed periodically by the Company and, in the sole discretion of the Company, such annualized base salary may be increased (but not decreased) effective as of any date determined by the Company. Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to similarly situated employees but no less frequently than monthly.
4.2 Bonuses. Employee shall be eligible to receive an annual, calendar-year bonus based on criteria determined in the discretion of the Company (the “Annual Bonus”), it being understood that (a) the target bonus at planned or targeted levels of performance shall equal 40% of Employee’s Base Salary and (b) the actual amount of each Annual Bonus shall be determined in the discretion of the Company. The Company shall use commercially reasonable efforts to pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year), provided that (except as otherwise provided in Section 7.1(b)) Employee is employed by the Company on such date of payment. If Employee has not been employed by the Company since January 1 of the year that includes the Effective Date, then the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Employee was employed by the Company to the number of days in such calendar year.
4.3 Other Perquisites. During Employee’s employment hereunder, the Company shall provide Employee with the same perquisite benefits made available to similarly situated employees of the Company.
4.4 Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee); provided, however, that, upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the later of (1) the first anniversary of the date of Employee’s death or (2) the date that is 10 years after the date of Employee’s termination of employment with the Company.

4.5 Vacation and Sick Leave. During Employee’s employment hereunder, Employee shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its similarly situated employees and (b) four (4) weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year); provided, however, that if Employee has not been employed by the Company since January 1 of the year that includes the Effective Date, then Employee’s paid vacation for such year shall be prorated based on the ratio of the number of days remaining in such calendar year from and after the Effective Date to the number of days in such calendar year (rounded up to the nearest whole day).
4.6 Offices. Subject to Articles II, III, and IV hereof, Employee agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s affiliates and as a member of any committees of the board of directors of any such entities, and in one or more officer positions of any of the Company’s affiliates.
ARTICLE V
PROTECTION OF INFORMATION
5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Employee agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 Disclosure to Employee. The Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of the Company (or its affiliates); and shall entrust Employee with business opportunities of the Company (or its affiliates); and shall place Employee in a position to develop business good will on behalf of the Company (or its affiliates).
5.3 No Unauthorized Use or Disclosure. Employee agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of, and Employee shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities hereunder. Employee shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Employee agrees to deliver to the Company all Confidential Information that Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the period of Employee’s employment by the Company exclusively belongs to the Company (and not to Employee), and upon request by the Company for specified Confidential Information, Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Employee’s obligations under this Article V. As a result of Employee’s employment by the Company, Employee may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.
5.4 Ownership by the Company. If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire during Employee’s employment by the Company, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Employee’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Employee shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
5.6 Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents. However, if it is determined that Employee has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Employee and Employee’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.
ARTICLE VI
STATEMENTS CONCERNING THE COMPANY
6.1 Statements Concerning the Company. Employee shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION
7.1 Effect of Termination of Employment on Compensation.
(a) If Employee’s employment hereunder shall terminate at the expiration of the Term or for any reason described in Section 3.2(a), 3.2(b), 3.2(c), or 3.3, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 4.4, and (iii) benefits to which Employee is entitled under the terms of any applicable benefit plan or program.
(b) If Employee’s employment hereunder shall terminate by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Sections 3.2(a), 3.2(b) or 3.2(c) hereof, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that (i) Employee shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 7.1(a) and (ii) subject to Employee’s delivery, within 50 days after the date of Employee’s termination of employment, of an executed release substantially in the form of the release contained at Appendix A (the “Release”), Employee shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):
(A) the Company shall pay to Employee any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to similarly situated employees who have continued employment with the Company (but in no event later than December 31 following such calendar year);
(B) the Company shall continue to pay to Employee the Base Salary as of the Date of Termination for a period of six-months following such date; provided, however, that if Employee is a specified employee (as such term is defined in Section 409A of the Code and as determined by the Company in accordance with any method permitted under Section 409A of the Code), then, with respect to any such payments that (x) are not short-term deferrals within the meaning of Section 409A of the Code and (y) exceed in the aggregate two times the lesser of Employee’s annualized compensation based upon Employee’s annual rate of pay for services during the taxable year of Employee preceding the year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely had no termination of employment occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs, such payments in excess of the amount described in clause (y) above that would otherwise have been paid during the six-month period following the date of Employee’s termination of employment shall be accumulated and paid on the date that is six months after the Date of Termination or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes and interest. The right to the payments described in this paragraph shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code; and

(C) during the portion, if any, of the six-month period following the Date of Termination that Employee elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Employee on a monthly basis for the amount Employee pays to effect and continue such coverage.
ARTICLE VIII
NON-COMPETITION AGREEMENT
8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:
“Business” means (a) during the period of Employee’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Employee’s employment with the Company, the products and services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.
“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.
“Prohibited Period” means the period during which Employee is employed by the Company hereunder and a period of one year following the termination of Employee’s employment with the Company.
“Restricted Area” means the United States of America, Mexico, and the United Kingdom.

8.2 Non-Competition; Non-Solicitation. Employee and the Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) in consideration for the Confidential Information provided by the Company to Employee pursuant to Article V of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Employee hereunder, (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Employee by the Company or its affiliates or created or developed by Employee for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company or its affiliates and (iv) as an additional incentive for the Company to enter into this Agreement.
(a) Subject to the exceptions set forth in section 8.2(b) below, Employee expressly covenants and agrees that during the Prohibited Period (i) Employee will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Employee will not, and Employee will cause Employee’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.
(b) Notwithstanding the restrictions contained in Section 8.2(a), Employee or any of Employee’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Employee nor any of Employee’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation. In addition, the restrictions contained in Section 8.2(a) shall not preclude Employee from being employed by any financial institution so long as Employee’s principal duties at such institution are not directly and primarily related to the Business.
(c) Employee further expressly covenants and agrees that during the Prohibited Period, Employee will not, and Employee will cause Employee’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Employee is employed by the Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with the Company and its affiliates and who has not been employed by any of such entities for at least one year, (C) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of its affiliates.
(d) Employee may seek the written consent of the Company, which may be withheld for any or no reason, to waive the provisions of this Article VIII on a case-by-case basis.
(e) The restrictions contained in Section 8.2 shall not apply to any product or services that the Company provided during Employee’s employment but that the Company no longer provides at the Date of Termination.

8.3 Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents. However, if it is determined that Employee has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Employee all payments and benefits that had been suspended pending such determination.
8.4 Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VIII. Employee acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Employee’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.
8.5 Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Employee will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Employee acknowledges that Employee’s skills are such that Employee can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Employee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION
9.1 Dispute Resolution. If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Employee by the Company or any of its affiliates, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.
(a) Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA. The arbitrator will set the rules and timing of the arbitration, but will generally follow the employment rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.
(b) The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.
(c) The mediation and the arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.
(d) The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.
(e) All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Employee. The arbitrator shall award the prevailing party its reasonable attorneys fees incurred in connection with the dispute.
Employee and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article V or Article VIII or this Agreement in a court of law.

ARTICLE X
CERTAIN EXCISE TAXES
10.1 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in Section 7.1, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided for in Section 7.1 (beginning with any benefit to be paid in cash hereunder) shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 10.1 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
ARTICLE XI
MISCELLANEOUS
11.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:

Facsimile:

If to the Company, addressed to:	Cardtronics, LP
3110 Hayes Road, Suite 300
Houston, Texas 77082
Attention: General Counsel

Facsimile: 281-892-0102
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2 Applicable Law; Submission to Jurisdiction.
(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.
11.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
11.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
11.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.
11.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
11.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
11.9 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity. Without limiting the scope of the preceding sentence, Cardtronics, Inc. shall be deemed to be an affiliate of the Company for all purposes of this Agreement.

11.10 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.
11.11 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.
11.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
11.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.
11.14 Employee’s Representations and Warranties. Employee represents and warrants to the Company that (a) Employee does not have any agreements with Employee’s prior employer that will prohibit Employee from working for the Company or fulfilling Employee’s duties and obligations to the Company pursuant to this Agreement and (b) Employee has complied with all duties imposed on Employee with respect to Employee’s former employer, e.g., Employee does not possess any tangible property belonging to Employee’s former employer.
11.15 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June 5, 2008.

CARDTRONICS, LP

By:

Name:

Title:

Tres Thompson (“Employee”)

APPENDIX A

RELEASE AGREEMENT
This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of  _____, 20  _____, by and between Tres Thompson (“Employee”) and Cardtronics, LP, a Delaware limited partnership (the “Company”).
(a) For good and valuable consideration, including the Company’s provision of certain payments and benefits to Employee in accordance with Section 7.1(b)(ii) of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company, Cardtronics, Inc., their affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, or (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments under the Employment Agreement. Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

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(b) Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
(c) By executing and delivering this Agreement, Employee acknowledges that:
(i)	Employee has carefully read this Agreement;
(ii)
Employee has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and Employee acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (2) a list of the ages of those employees not selected for termination (or participation in such program)];

(iii)
Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; and

(iv)
Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.

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Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this                      day of                     ,      .

Tres Thompson

STATE OF	§

§
COUNTY OF

§
BEFORE ME, the undersigned authority personally appeared Tres Thompson, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this  _____  day of                                         ,                     .

NOTARY PUBLIC in and for the

State of

My Commission Expires:

Identification produced:

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